Exhibit 99.2

Amendment of Bylaws

A new Article IX, reading as follows, was added to the Bylaws of Riviera Holdings Corporation, effective April 5, 2006:

The provisions of Nevada Revised Statutes §§ 78.378 to 78.3793, inclusive, do not apply to the corporation or to an acquisition of a controlling interest with respect only to Riv Acquisition Holdings Inc., a Delaware corporation (“Parent”) or Parent’s Affiliates (as defined below) acquiring the common stock of the corporation under the terms of the following agreements: (i) that Agreement and Plan of Merger (the “Agreement”) by and among the Parent, Riv Acquisition Inc., a Nevada corporation (“Merger Sub”) and the corporation pursuant to which Merger Sub will merge with and into the corporation (the “Merger”), each share of the common stock, par value $.001, of the corporation issued and outstanding immediately prior to the filing of the articles of merger with the Secretary of State of the State of Nevada will be converted into the right to receive $17.00 and other transactions that will occur under the Agreement concurrently with the Merger; and (ii) the transactions contemplated by the Stock Purchase Agreement (“Stock Purchase Agreement”) dated December 22, 2005, among Flag Luxury Riv LLC, Rivacq LLC, High Desert Gaming LLC, William L. Westerman and the William L. Westerman 2004 Revocable Family Trust. For the purposes of this Article IX, the term “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.